Exhibit 99.1
F & M Bank Corp.—News and Financials
F & M BANK CORP. REPORTS 1ST QUARTER FINANCIAL RESULTS
     TIMBERVILLE, VA—May 3, 2011—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the first quarter ended March 31, 2011 and its recently declared first quarter dividend.
     Net income for the first quarter 2011 totaled $686 thousand, compared to $756 thousand for the same period in 2010. Other notable results for the quarter include:
•	net interest income of approximately $4.56 million, compared to $4.40 million for the same period of 2010;

•	non-interest income of approximately $791 thousand compared to $729 thousand for the same period of 2010;

•	non-interest expense of approximately $3.27 million, compared to $3.14 million for the same period of 2010;

•	Loans held for investment increased $11.98 million, to $452.73 million from $440.75 in 2010;

•	Deposits grew $20.41 million, to $436.71 million from $416.30 million in 2010.
     Our non-performing loans totaled $15.0 million at March 31, 2011 versus $9.0 million at March 31, 2010, an increase of $6.0 million. Non-performing loans have improved during the first quarter of 2011, decreasing approximately $800 thousand versus the December 31, 2010 total of $15.8 million. The first quarter 2011 increase compared to the first quarter of 2010 is primarily a result of two large commercial loan relationships totaling approximately $6.7 million. One of these relationships was brought fully current in late April 2011 and management believes the other will be brought current or paid off during 2011. We are adequately collateralized on both of these relationships and no losses are expected.
     Our provision for loan losses totaled $1.1 million for the first quarter of 2011, compared to $900 thousand for the same period in 2010. Our loan loss allowance increased to $6.1 million, or 1.35% of total loans held for investment at March 31, 2011, compared to $4.5 million, or 1.02% of total loans held for investment at March 31, 2010.
     Dean Withers, President and CEO, stated “The economy, while beginning to show signs of recovery is still struggling in some sectors, considering these struggles and the elevated level of non-performing loans, we continue to aggressively fund the Allowance for Loan Losses. Given the major commitment we’ve made to fund the Allowance we are very pleased with our results for the first quarter of 2011. On April 21, 2011, our Board of Directors declared a first quarter dividend of $0.15 per share. The dividend will be paid on May 13, 2011, to shareholders of record as of May 3, 2011.”
     Highlights of the company’s financial performance are included below.
     F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.
     This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE: CONTACT:	F & M Bank Corp. Neil Hayslett, EVP/CFO, Farmers & Merchants Bank 540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights

	Unaudited
	For Three Months
	Ended March 31
INCOME STATEMENT	2011	2010

Interest and Dividend Income	$6,593,490	$6,806,578
Interest Expense	2,032,067	2,404,274

Net Interest Income	4,561,423	4,402,304
Non-Interest Income	791,105	729,278
Non-Interest Expense	3,271,972	3,145,329
Provision for Loan Losses	1,100,000	900,000

Income Before Income Taxes & Securities Transactions	980,556	1,086,253
Securities Gains (Losses)		29,950
Provision For Income Taxes	294,798	357,213
Minority Interest (Loss)	(193)	2,914

Net Income	$685,951	$756,076
Average Shares Outstanding	2,326,848	2,295,643
Net Income Per Common Share	.29	.33
Dividends Declared	.15	.15

	Unaudited	Unaudited
	March 31,	March 31,
BALANCE SHEET	2011	2010

Cash and Due From Banks	$5,840,141	$5,027,054
Interest Bearing Bank Deposits	2,672,784	5,210,240
Federal Funds Sold	17,520,000	7,467,000
Loans Held for Sale	23,682,968	22,152,954
Loans Held for Investment	452,731,149	440,749,776
Less Allowance for Loan Losses	(6,094,634)	(4,510,426)

Net Loans Held for Investment	446,636,515	436,239,350
Securities	25,807,782	26,315,507
Other Assets	29,135,207	28,361,617

Total Assets	$551,295,397	$530,773,722
Deposits	$436,706,531	$416,296,541
Short Term Debt	5,147,615	4,519,626
Long Term Debt	58,202,655	62,912,893
Other Liabilities	6,239,119	7,138,302

Total Liabilities	506,295,920	490,867,362
Stockholders’ Equity	44,999,477	39,906,360

Total Liabilities and Stockholders’ Equity	$551,295,397	$530,773,722
Book Value Per Common Share	$18.09	$17.38